As filed with the Securities and Exchange Commission on December 28, 2016

Registration No. 333_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	43-1706259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 North Meramec
Clayton, Missouri 63105
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
EFSC Incentive Savings Plan
(Full title of the plan)

Copy to:

Keene S. Turner Chief Financial Officer Enterprise Financial Services Corp 150 North Meramec Clayton, Missouri 63105 (314) 725-5500	J. Mark Klamer, Esq. Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 (314) 259-2000 Fax: (314) 259-2020
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐
Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	200,000	$41.95	$8,390,000	$972.40

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any similar transaction effected without receipt of additional consideration, which results in an increase in Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the EFSC Incentive Savings Plan (the “Plan”).

(2) Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee and based upon the average of the reported high and low sale prices of the Registrant’s Common Stock on December 21, 2016. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E
A registration statement was filed on December 26, 2007 (File No. 333-148328) (the “Prior Registration Statement”) to register under the Securities Act, among other things, shares of Common Stock issuable under the Plan.
This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act to register an additional 200,000 shares of Common Stock to the Plan. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statement. This Registration Statement incorporates by reference the contents of the Prior Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents are hereby incorporated by reference into this Registration Statement:
(a)        Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2016 (including the portions of Registrant’s Proxy Statement for the 2016 Annual Meeting of Shareholders, filed with the Commission on March 16, 2016, to the extent specifically incorporated by reference therein), which contained audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
(b)     The Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed with the Commission on May 26, 2016;
(c)    Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the Commission on April 29, 2016, July 29, 2016 and October 25, 2016, respectively;
(d)    Registrant’s Current Reports on Form 8-K, filed with the Commission on January 5, 2016, May 10, 2016, June 27, 2016, August 10, 2016, October 11, 2016, October 28, 2016 and November 1, 2016.
(e)    The description of Registrant’s common stock, which is contained in a registration statement filed on Form 8-A, by Registrant with the Commission on April 30, 1998, including all amendments and reports filed for the purpose of updating such description.
In addition, except to the extent that information is deemed furnished and not filed pursuant to applicable laws and regulations, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (but this shall not include any information that is merely furnished to the Securities and Exchange Commission).  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Pursuant to the instructions to Form S-8 under Item 8, no opinion of counsel as to the legality of the securities being registered is being furnished because no original issue shares are being registered under this Registration Statement.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Registrant hereby undertakes that the Plan and any amendments thereto have been submitted to the Internal Revenue Service (the “IRS”) in a timely manner and all changes required by the IRS have been made in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on December 28, 2016.

ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ Keene S. Turner
Keene S. Turner
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Peter F. Benoist and Keene S. Turner, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Peter F. Benoist	Chief Executive Officer and Director (Principal Executive Officer)
Peter F. Benoist		December 28, 2016

/s/ Keene S. Turner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Keene S. Turner		December 28, 2016

/s/ Mark G. Ponder	Senior Vice President and Controller (Principal Accounting Officer)
Mark G. Ponder		December 28, 2016

/s/ John S. Eulich
John S. Eulich	Chairman of the Board of Directors	December 28, 2016

/s/ John Q. Arnold
John Q. Arnold	Director	December 28, 2016

/s/ Michael A. DeCola
Michael A. DeCola	Director	December 28, 2016

/s/ William H. Downey
William H. Downey	Director	December 28, 2016

/s/ Robert E. Guest, Jr.
Robert E. Guest, Jr.	Director	December 28, 2016

/s/ James M. Havel
James M. Havel	Director	December 28, 2016

/s/ Judith S. Heeter
Judith S. Heeter	Director	December 28, 2016

/s/ Michael R. Holmes
Michael R. Holmes	Director	December 28, 2016

/s/ James J. Murphy, Jr.
James J. Murphy, Jr.	Director	December 28, 2016

/s/ Sandra A. Van Trease
Sandra A. Van Trease	Director	December 28, 2016

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of St. Louis, State of Missouri on December 28, 2016.

EFSC INCENTIVE SAVINGS PLAN
By: /s/ Loren E. White
Loren E. White
Senior Vice President and Head of Human
Resources

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1**	Certificate of Incorporation of Registrant, (incorporated herein by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1 filed on December 9, 1996 (File No. 333-14737)).

4.2**
Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant's Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

4.3**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 1999).

4.4**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant's Current Report on Form 8-K filed on April 30, 2002).

4.5**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Appendix A to Registrant's Definitive Proxy Statement on Schedule 14A filed on November 20, 2008).

4.6**
Certificate of Designations of Registrant for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on December 23, 2008).

4.7**	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ending June 30, 2014).

4.8**	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed on June 12, 2015).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Brown Smith Wallace, LLP.

24.1*	Power of Attorney (contained within signature page).

*Filed herewith
**Previously filed